Exhibit 99.1

Albireo Completes Transaction with Biodel to Create Publicly Traded

Company Focused on Orphan Pediatric Liver Diseases

— Albireo Pharma, Inc. to trade on The NASDAQ Capital Market under symbol “ALBO” —

— Company to develop novel bile acid modulators to treat orphan pediatric liver diseases, other liver and gastrointestinal diseases —

Boston, MA — November 3, 2016 — Albireo Pharma, Inc., a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators through its operating subsidiary, today announced the completion of the share exchange transaction between Biodel Inc. (NASDAQ: BIOD) (through November 3) and Albireo Limited and its shareholders and noteholders, effective as of November 3, 2016. The combined organization will be called Albireo Pharma, Inc. and will commence trading on The NASDAQ Capital Market on November 4, 2016 under the symbol “ALBO.”

Completion of the share exchange, together with $10 million in new capital invested prior to the closing by existing Albireo Limited investors, provides approximately $30 million to enable Albireo to advance development of its pipeline, including its lead product candidate, A4250, in development for the treatment of progressive familial intrahepatic cholestasis (PFIC). PFIC is a life-threatening orphan liver disease that affects young children.

“The completion of the share exchange is an exciting step in the evolution of Albireo as we enter the public markets with funding expected to be sufficient to progress A4250 into a planned pivotal trial in PFIC, which we anticipate starting next year,” said Ron Cooper, President and Chief Executive Officer of Albireo. “We believe A4250 has the potential to become a much needed, nonsurgical treatment option for children suffering from PFIC or other rare cholestatic liver diseases.”

On November 3, 2016, prior to the closing of the share exchange, Biodel completed a one-for-thirty reverse stock split. As a result of the reverse stock split, every 30 shares of Biodel common stock outstanding immediately prior to the share exchange was combined and reclassified into one share of Biodel common stock. No fractional shares are being issued in connection with the reverse stock split. Instead of fractional shares, cash will be issued based on the closing price of Biodel common stock on The NASDAQ Capital Market on November 2, 2016.

The holders of ordinary shares of Albireo Limited immediately prior to the share exchange received 0.06999 shares of Biodel common stock in exchange for each ordinary share. This exchange ratio reflects the reverse stock split. Following the reverse stock split and the share exchange, Albireo has approximately 6,294,725 shares outstanding.

The combined organization will operate under the leadership of Albireo’s officers, including: Ron Cooper, President and Chief Executive Officer; Jan Mattsson, Chief Operating Officer; Tom Shea, Chief Financial Officer and Treasurer; Paresh Soni, Chief Scientific Officer; and Pete Zorn, Senior Vice President, Corporate Development and General Counsel. The board of directors of the combined organization is comprised of seven members, including five directors from Albireo Limited’s former board, David Chiswell, Ph.D., Michael Gutch, Ph.D., Heather Preston, M.D., Denise Scots-Knight, Ph.D., and Mr. Cooper, and two directors from the former Biodel board, Julia R. Brown and Davey S. Scoon. Dr. Chiswell is the new Chairman of the Board. The combined organization’s corporate headquarters are in Boston, Massachusetts.

About Albireo

Albireo is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo traces its origins to a spinout from AstraZeneca in 2008.

Albireo is located in Boston and its wholly owned direct and indirect subsidiaries are located in London and Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” Forward-looking statements include statements, other than statements of historical fact, regarding Albireo’s intentions, plans, beliefs, expectations or forecasts for the future, including regarding our cash resources, a potentially pivotal clinical trial of A4250 in PFIC or the costs and timing for such trial. Albireo uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to: those described in the documents Biodel Inc. has filed with the Securities and Exchange Commission with regard to the share exchange transaction among Biodel, Albireo Limited and Albireo Limited shareholders and noteholders, including whether the preliminary interim data from the ongoing Phase 2 trial of A4250 in children with chronic cholestasis will be confirmed following database lock; whether the ongoing Phase 2 trial of A4250 in children with chronic cholestasis will be sufficient to support advancement into a pivotal trial in Progressive Familial Intrahepatic Cholestasis (PFIC); the timing and outcome of the planned meeting with the FDA regarding the anticipated pivotal program for A4250 in PFIC; the designs, endpoints, numbers of patients and treatment periods for trials that will be required to support approval of A4250 to treat PFIC or any other orphan pediatric liver disease; whether Albireo’s cash resources will be sufficient to advance A4250 through completion of a planned pivotal trial in PFIC; the timing for initiation or completion of, or availability of data from, ongoing or future trials of A4250, including a planned pivotal trial in PFIC; delays or other challenges in the recruitment of patients for current or future trials of any Albireo product candidate; the medical benefit that may be derived from A4250; and the competitive environment and commercial opportunity for a potential treatment for PFIC and other orphan pediatric cholestatic liver diseases. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

“Albireo” is a trademark of Albireo AB. All other trademarks, service marks, service marks, trade names, logos and brand names identified in this presentation are the properties of their respective owners.

Investor Contact:

Hans Vitzthum

Managing Director

LifeSci Advisors, LLC.

212-915-2568

Corporate Contact:

Ron Cooper

President and CEO

Albireo Pharma, Inc.

732-687-4238